Exhibit 10.2

As of May 21, 2012

Hoku Corporation
Hoku Materials, Inc.
1288 Ala Moana Blvd., Suite 220
Honolulu, Hawaii 96814
Attention: Chief Executive Officer

Re:           Financing Costs Reimbursement

Ladies and Gentlemen:

Reference is made to the Credit Agreement (the “Credit Agreement”) dated as of the date hereof between Hoku Corporation (“Hoku”), as borrower, and China Merchants Bank Co., Ltd., New York Branch, as lender (the “Lender”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

As an inducement and condition to the Lender’s willingness to provide a term credit facility in an aggregate principal amount of up to $5,000,000 to Hoku on the terms and conditions set forth in the Credit Agreement, Hoku has requested its parent company, Tianwei New Energy Holdings Co., Ltd. (“Tianwei”), and Tianwei has agreed, to provide cash collateral of approximately 106% of the face amount of the Letter of Credit in Renminbi (RMB) (“Cash Collateral”) in favor of the Issuing Bank as security for the reimbursement obligations now or hereafter arising from draws under the Letter of Credit (the “Tianwei LC Obligations”).

Reimbursement Obligations

Notwithstanding (i) anything to the contrary herein or in any other document or agreement by or among any of the parties hereto and/or (ii) the occurrence or non-occurrence of the Maturity Date (as defined in the Credit Agreement) of the Loan (as defined in the Credit Agreement), and in consideration of Tianwei’s providing the Cash Collateral, Hoku agrees to reimburse Tianwei for the Tianwei LC Obligations and all interest, fees and expenses incurred by Tianwei in providing the Cash Collateral or in connection with or related to the Letter of Credit or the Credit Agreement, including but not limited to any financing fees (collectively, the “Reimbursement Obligations”), by promptly paying all amounts of the Reimbursement Obligations in immediately available funds to the bank account specified by Tianwei, without any requirement of presentment, demand, protest or further notice by Tianwei or any other person.

Hoku Materials Guarantee

In consideration of Tianwei’s providing the Cash Collateral, Hoku Materials, Inc. (“Hoku Materials”) hereby irrevocably and unconditionally, as primary obligor, undertakes and guarantees the full, prompt and complete performance by Hoku of the Reimbursement Obligations, and the due and punctual payment of all sums then or subsequently payable by Hoku to Tianwei under this letter agreement (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Hoku (or would accrue but for the operation of applicable bankruptcy or insolvency laws)) when the same shall become due (whether at stated maturity, upon acceleration or otherwise) (the “Subsidiary Guarantee”).  The Subsidiary Guarantee is a guaranty of payment and not of collection.

The obligations of Hoku Materials under this letter agreement shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)             any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Hoku or any other guarantor or any other person or entity under this letter agreement or any other agreement or instrument entered into or delivered in connection herewith, by operation of law or otherwise;

(ii)            any modification or amendment of or supplement to this agreement or any other agreement or instrument entered into or delivered in connection herewith;

(iii)           any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of Hoku or any other guarantor or any other person or entity under this letter agreement or any other agreement or instrument entered into or delivered in connection herewith;

(iv)           any change in the corporate or other existence, structure or ownership of Hoku or any other guarantor or any other person or entity, or any insolvency, bankruptcy, suspension of payments, reorganization or other similar proceeding affecting Hoku or any other guarantor or any other person or entity or any of their assets or any resulting release or discharge of any obligation of Hoku or any other guarantor or any other person or entity contained in this letter agreement or any other agreement or instrument entered into or delivered in connection herewith;

(v)           the existence of any claim, set-off or other rights that Hoku Materials may have at any time against Hoku or any other guarantor, Tianwei or any other person or entity, whether in connection with this letter agreement or any other agreement or instrument entered into or delivered in connection herewith or any unrelated transactions, provided that nothing contained in this letter agreement shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)           any invalidity or unenforceability relating to or against any other guarantor or any other person or entity for any reason of this letter agreement or any other agreement or instrument entered into or delivered in connection herewith, or any provision of applicable law or regulation purporting to prohibit the payment of any amount payable pursuant to this letter agreement or any other agreement or instrument entered into or delivered in connection herewith by any other guarantor or any other person or entity; or

(vii)           any other act or omission to act or delay of any kind by any other guarantor, any other party to this letter agreement or any other agreement or instrument entered into or delivered in connection herewith, Tianwei or any other person or entity, or any other circumstance whatsoever which might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of Hoku Materials hereunder.

Hoku Materials shall be liable under the Subsidiary Guarantee only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

The obligations of Hoku Materials hereunder shall remain in full force and effect until all amounts payable by Hoku under this letter agreement shall have been paid in full.  If at any time any payment of any obligation hereunder is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Hoku or otherwise, Hoku Materials’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Hoku Materials irrevocably waives:

(i)            acceptance hereof, presentment, demand, protest and any notice not provided for hereunder, as well as any requirement that at any time any action be taken by any person or entity against Hoku or any other guarantor or any other person or entity;

(ii)            any right to which it may be entitled in connection with any obligation of Tianwei to sue or initiate any action and/or complete an action against Hoku or any other guarantor or any other person or entity prior to a claim being made against Hoku Materials pursuant hereto;

(iii)           any right to which it may be entitled to have the assets of Hoku or any other guarantor or any other person or entity first be used and/or applied in full and/or depleted as payment of Hoku’s or any such other guarantor's obligations hereunder, prior to any amounts being claimed from or paid by Hoku Materials pursuant hereto; and

(iv)           any right to which it may be entitled to have its obligations hereunder divided among itself and one or more other guarantors.

If Hoku Materials makes a payment with respect to any obligation hereunder, it shall be subrogated to the rights of the payee against Hoku with respect to such payment.

Grant of Security Interests

Each of Hoku and Hoku Materials hereby pledges and grants to Tianwei, and hereby creates a continuing lien and security interest in favor of Tianwei in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired, as security for the payment and performance of all its obligations under this letter agreement:

(i)           all fixtures and personal property of every kind and nature including all accounts (including health-care-insurance receivables), goods (including inventory and equipment), documents (including, if applicable, electronic documents), instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, general intangibles (including all payment intangibles), money, deposit accounts, and any other contract rights or rights to the payment of money;

(ii)           all real property (including, for the avoidance of doubt, Hoku Materials’ leasehold interest on property located in Pocatello, Idaho) and real property rights and improvements; and

(iii)           all proceeds (as such term is defined in section 9-102 of the Uniform Commercial Code as in effect from time to time in the State of New York) and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Hoku or Hoku Materials, as applicable, from time to time with respect to any of the foregoing.

Following request by Tianwei, each of Hoku and Hoku Materials shall grant Tianwei a lien and security interest in all commercial tort claims that it may have against any Person.

Miscellaneous

This letter agreement will become effective upon the execution and delivery hereof.  This letter agreement constitutes the entire agreement between the parties with respect to the subject matter of hereof.

This letter agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state that would make the laws of any other jurisdiction applicable to this letter agreement.

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Very truly yours,

TIANWEI NEW ENERGY HOLDINGS CO., LTD.

By:	/s/ Yin Xiaonan
	Name:	Yin Xiaonan
	Title:	General Manager

Agreed and accepted:

HOKU CORPORATION

By:	/s/ Scott Paul
	Name:	Scott B. Paul
	Title:	Chief Executive Officer

HOKU MATERIALS, INC.

By:	/s/ Scott Paul
	Name:	Scott B. Paul
	Title:	Chief Executive Officer